EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8, pertaining to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan, of our reports dated December 8, 2006, relating to the consolidated balance sheets of Monmouth Real Estate Investment Corporation and subsidiaries as of September 30, 2006 and 2005, ,and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended and the related financial statement schedule, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Monmouth Real Estate Investment Corporation.

/s/ Reznick Group

Reznick Group

Baltimore, Maryland

October 24, 2007